EXHIBIT 5.8

CONSENT OF R. DOUGLAS BARTLETT, PG, CPG

The undersigned hereby consents to the use of their report entitled “Technical Report on the Castle Mountain Project Feasibility Study San Bernardino County, California, USA” with an effective date of February 26, 2021, and a report date of March 17, 2021, and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of Equinox Gold Corp.

/s/ R. Douglas Bartlett
By: R. Douglas Bartlett, PG, CPG

Dated: November 21, 2022